Exhibit (c)(2)

 StoneMor Inc.  Preliminary Valuation Discussion Materials  Prepared for the Conflicts Committee of the Board of Directors  of StoneMor Inc.  January 10, 2022  The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior written approval of Kroll, LLC and its affiliates.  Confidential – DRAFT

 Table of Contents  2  CONFIDENTIAL DRAFT  Section  1.  Introduction & Background  2.  Valuation Considerations and Methodology  3.  Valuation Analysis  Appendix  I.  Selected Public Companies / M&A Transactions Reviewed  II.  Selected Take-Private Transactions Reviewed

 Introduction & Background  1.

 Introduction & Background  4  CONFIDENTIAL DRAFT  Overview  The Board of Directors of StoneMor Inc. (“StoneMor”) received a letter (the “Letter”), dated September 22, 2021, from its current majority shareholder, Axar Capital Management, LP (“Axar”), in which Axar expressed an interest in pursuing discussions concerning strategic alternatives that may be beneficial to StoneMor and its various stakeholders  On September 26, 2021, the Board of Directors authorized its Conflicts Committee (“Conflicts Committee”) to engage in the discussions contemplated by the Letter  The Conflicts Committee has asked Duff & Phelps to:  Establish an independent view on the value of StoneMor common stock  Provide advice that will assist the Conflicts Committee in its discussions concerning, and consideration of, strategic alternatives pursuant to the Letter  These materials represent Duff & Phelps’ preliminary valuation report and discussion materials for the Conflicts Committee

Introduction & Background

Stock Analysis and Recent Events

Stock Price Summary



Share Price
Volume (thousands)
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
35,000.00
30,000.00
25,000.00
20,000.00
15,000.00
10,000.00
5,000.00
0.00
A
B
C
D
E
07-Jan-20
07-Feb-20
07-Mar-20
07-Apr-20
07-May-20
07-Jun-20
07-Jul-20
07-Aug-20
07-Sep-20
07-Oct-20
07-Nov-20
07-Dec-20
07-Jan-21
07-Feb-21
07-Mar-21
07-Apr-21
07-May-21
07-Jun-21
07-Jul-21
07-Aug-21
07-Sep-21
07-Oct-21
07-Nov-21
07-Dec-21

Trading Commentary

- **A** December 23, 2020: StoneMor received notification from the NYSE that the company has regained compliance with the listing criteria
- **B** March 24, 2021: StoneMor announced the acquisition of 4 cemeteries to expand east coast business
- **C** April 20, 2021: StoneMor announced a $400 million debt raise of senior secured notes
- **D** June 25, 2021: StoneMor joins the Russell 3000 and Russell Microcap Indexes
- **E** September 27, 2021: StoneMor announced Axar has expressed interest in pursuing discussions concerning strategic alternatives

Stock Price and Volume Analysis

	Current	52-Week High	52-Week Low	60-Day VWAP
Closing Trading Price	$2.40	$3.60	$1.66	$2.52
Intraday Trading Price		$5.37	$1.51	

<u>Trading Statistics</u>	One Week	One Month	One Year	Three Years
Average Closing Price	$2.41	$2.39	$2.49	$1.89
Average Daily Volume (in thousands)	194	158	464	279
Avg. Daily Volume as a % of Shares Outstanding	0.2%	0.1%	0.4%	0.2%

Beneficial Ownership Summary (1)

Shareholder	Shares	% of Outstanding
Axar Capital Management LP	88,633,045	74.93%
Joseph M. Redling	1,354,459	1.15%
David Miller	941,432	0.80%
Austin K. So	133,100	0.11%
Jeffrey DiGiovanni	59,182	0.05%
Lindsay Granson	57,195	0.05%
Stephen J. Negrotti	48,634	0.04%
Tom Connolly	14,247	0.01%
Spencer E. Goldenberg	10,000	0.01%
Robert Page	8,190	0.01%
Patricia D. Wellenbach	6,064	0.01%
Amount of Beneficial Ownership	**91,265,548**	**77.15%**
All Remaining Shareholders	27,025,052	22.85%
Total Outstanding	**118,290,600**	**100.00%**

(1) Excludes outstanding options, unvested RSUs, and director and select executive phantom units
Source: S&P Capital IQ, Bloomberg, company filings, and StoneMor management
Data as of January 7, 2022

CONFIDENTIAL DRAFT

5

DUFF & PHELPS A KROLL BUSINESS

 Introduction & Background  4  CONFIDENTIAL DRAFT  Business Plan  We have been provided with a forecast for StoneMor for a four-year period through 2025 including a GAAP  and non-GAAP P&L, a free cash flow forecast on a GAAP basis which incorporates changes in operating  assets (including the merchandise trust asset) and liabilities (including deferred revenue liabilities), and forecasted capital expenditure needs  It is our understanding that the projections include the following assumptions and considerations of historical and recent performance:  COVID-19 impact in 2020 and 2021 has driven at-need sales to record levels, and while such impact  persists, it is expected to lessen in 2022  Investment returns are assumed to be 6.5% in the forecast for both merchandise and perpetual trusts. Investment income on the merchandise and perpetual care trusts peaked in 2021, with returns of approximately 7.5%  Purchasing and procurement efforts have driven down average COGS over last 2+ years of transformation. Potential supply chain disruptions may increase average pricing into 2022 with cost increases expected to be passed to consumers  Increased payroll and payroll related costs are expected, and management sees opportunities to continue driving general and administrative cost savings and operational efficiency  $12 million of annual capital expenditures are assumed for maintenance and inventory needs

 Valuation Considerations and Methodology  2.

 Valuation Considerations and Methodology  GAAP and Non-GAAP Financial Statements  Material differences exist between GAAP and non-GAAP financials in both the historical and projected periods, driven in large part by revenue recognition on a GAAP basis of pre-need cemetery revenue  Historical & Projected Financial Performance - GAAP  ($ in thousands)   Management Projections   2018A  2019A  2020A  2021E  2022P  2023P  2024P  2025P  Total Revenue  $314,493  $289,571  $295,982  $321,671  $324,183  $341,909  $359,273  $372,894  Growth  (7.9%)  2.2%  8.7%  0.8%  5.5%  5.1%  3.8%  Adjusted EBITDA (1)  (2,072)  (12,373)  25,007  41,796  41,288  49,033  57,976  63,269  Margin  (0.7%)  (4.3%)  8.4%  13.0%  12.7%  14.3%  16.1%  17.0%  Growth  NM  NM  67.1%  (1.2%)  18.8%  18.2%  9.1%  (1) Includes stock-based compensation  Historical & Projected Financial Performance - Non-GAAP  ($ in thousands)   Management Projections   2018A  2019A  2020A  2021E  2022P  2023P  2024P  2025P  Total Revenue  $292,259  $279,634  $320,553  $396,711  $395,809  $414,816  $432,320  $450,692  Growth  (4.3%)  14.6%  23.8%  (0.2%)  4.8%  4.2%  4.2%  Adjusted EBITDA (1)  11,008  4,264  61,504  114,629  101,129  109,836  118,863  128,408  Margin  3.8%  1.5%  19.2%  28.9%  25.5%  26.5%  27.5%  28.5%  Growth  (61.3%)  1,342.3%  86.4%  (11.8%)  8.6%  8.2%  8.0%  (1) Includes stock-based compensation  10  CONFIDENTIAL DRAFT

 Valuation Considerations and Methodology  10  CONFIDENTIAL DRAFT  Selected Public Companies / Precedent Transactions Methodology  The death care industry has a very limited number of publicly traded companies which operate funeral homes and cemeteries, as well as limited availability of precedent transactions with publicly reported financial information  Only three major participants have operations in the United States: Carriage Services, Inc., Park Lawn Corporation, and Service Corporation International  StoneMor operations are skewed much more heavily towards cemetery operations (~85% of revenues), while the other publicly traded death care companies derive a majority of their revenues from funeral home services  Contracts for funeral home services are typically sold on an at-need basis, in which case GAAP revenues are recognized within a short period of time after the sale of the funeral home contract  The difference in the timing of the recognition of GAAP revenues between StoneMor and the other publicly traded companies results in less comparability, making the application of a market multiple approach less meaningful as an indication of enterprise value

 Valuation Considerations and Methodology  10  CONFIDENTIAL DRAFT  Discounted Cash Flow Methodology  As StoneMor is a Delaware Corporation, we believe that using a discounted cash flow approach is critical in valuing the company given the emphasis placed on this approach by Delaware courts  In conducting a discounted cash flow analysis we believe that free cash flow derived from GAAP financial statements is the best indication of actual cash flow and in turn would form the basis for a discounted cash flow model  We do not believe that a discounted cash flow analysis utilizing a forecast for the four-year period through 2025, and using an exit multiple on 2025 non-GAAP EBITDA to estimate the terminal value, constitutes a materially different analysis than that of a market multiple approach given that the majority of the overall value is captured in the terminal value  – This could be a concern in the event that a DCF analysis using an abbreviated forecast is challenged in the future  The lack of longer-term projections creates challenges in establishing accurate terminal or “steady-state”  assumptions to be used in a Gordon Growth terminal value estimation

 Valuation Considerations and Methodology  10  CONFIDENTIAL DRAFT  Extended Long-Term Forecast for DCF Valuation  A valuation of StoneMor utilizing a discounted cash flow analysis would need to capture the value of the backlog as well as the continuing value of the business from sales to future customers  Therefore, Duff & Phelps has requested, and management has provided, an extended financial forecast (the “Management Projections”) which includes a run-off of the existing deferred revenue balance (which would capture the conversion of historical non-GAAP revenue to a GAAP cash flow basis)  We believe the risks associated with executing on the forecasted sales to future customers, strategic initiatives, and projected cost savings presented in the business plan would necessitate the application of a higher discount rate than the cash flow associated with the run-off of the backlog

 Valuation Analysis  3.

 Valuation Analysis  Projected Financial Performance  Projected Financial Performance - GAAP  ($ in thousands)   Management Projections   2022P  2023P  2024P  2025P  2026P  2027P  2028P  2029P  2030P  2031P  2032P  2033P  2034P  2035P  2036P  Total Revenue  $324,183  $341,909  $359,273  $372,894  $387,087  $401,739  $416,904  $432,601  $448,851  $465,677  $483,101  $501,148  $519,845  $539,220  $559,302  Growth  0.8%  5.5%  5.1%  3.8%  3.8%  3.8%  3.8%  3.8%  3.8%  3.7%  3.7%  3.7%  3.7%  3.7%  3.7%  Adjusted EBITDA (1)  41,288  49,033  57,976  63,269  70,033  75,860  81,809  87,875  94,052  100,335  106,714  113,182  119,727  126,337  132,999  Margin  12.7%  14.3%  16.1%  17.0%  18.1%  18.9%  19.6%  20.3%  21.0%  21.5%  22.1%  22.6%  23.0%  23.4%  23.8%  Growth  (1.2%)  18.8%  18.2%  9.1%  10.7%  8.3%  7.8%  7.4%  7.0%  6.7%  6.4%  6.1%  5.8%  5.5%  5.3%  Capital Expenditures  12,000  12,000  12,000  12,000  12,000  12,000  12,000  12,000  12,000  12,000  12,000  12,000  12,000  12,000  12,000  as % of Total Revenue  3.7%  3.5%  3.3%  3.2%  3.1%  3.0%  2.9%  2.8%  2.7%  2.6%  2.5%  2.4%  2.3%  2.2%  2.1%  Net Operating Assets and Liabilities  (242,653)  (246,370)  (248,553)  (250,043)  (237,376)  (223,650)  (208,884)  (193,106)  (176,351)  (158,664)  (140,099)  (120,718)  (100,592)  (79,800)  (58,432)  as % of Total Revenue  (74.9%)  (72.1%)  (69.2%)  (67.1%)  (61.3%)  (55.7%)  (50.1%)  (44.6%)  (39.3%)  (34.1%)  (29.0%)  (24.1%)  (19.4%)  (14.8%)  (10.4%)  (1) Includes stock-based compensation  13  CONFIDENTIAL DRAFT

 Valuation Analysis  13  CONFIDENTIAL DRAFT  Discounted Cash Flow Analysis - Key Assumptions  Duff & Phelps used the Management Projections for the fiscal years (“FY”) ending December 31, 2022 through December 31, 2036 as the basis for the discounted cash flow analysis.  Under the Management Projections:  Total Revenue increases at a compound annual growth rate (“CAGR”) of 3.8% for the fifteen-year period from FY2021 through FY2036.  Adjusted EBITDA increases at a CAGR of 8.0% for the fifteen-year period from FY2021 through FY2036, with an average Adjusted EBITDA margin of 19.6% over the FY2022 to FY2036 projection period.  Capital expenditures are assumed to be $12 million per year, or an average of 2.8% of Total Revenue over the FY2022 to FY2036 projection period.  Net operating assets and liabilities average negative 44.4% of Total Revenue over the FY2022 to FY2036 projection period.  Beyond the projection period, Duff & Phelps estimated the “terminal value” using a terminal growth rate of 3.0%.  Discount Rates:  The resulting cash flows attributable to projected future sales and an estimated terminal value were discounted at a weighted average cost of capital (“WACC”) range of 8.50% to 9.50%.  The resulting cash flows attributable to the deferred revenue backlog, including the trust income earned on the backlog, were discounted at a weighted discount rate of 3.50%.  The implied weighted discount rate range, based on discounting the performance attributable to backlog at a lower rate than expected future sales, is 8.40% to 9.40%.

Valuation Analysis

Discounted Cash Flow Analysis – WACC Analysis

Weighted Average Cost of Capital Analysis

Levered Beta	Hamada Discount Rate Range		Harris-Pringle Discount Rate Range		Sources and Considerations
Unlevered Beta	0.65	0.80	0.70	0.85	Selected Public Companies
Debt % of Capital	20%	30%	20%	30%	Selected Public Companies
Equity % of Capital	80%	70%	80%	70%	Selected Public Companies
Tax Rate	25.8%	25.8%	Not Used	Not Used	Blended Federal & State Corporate Income Tax Rate; Management Discussion
Debt Beta	Not Used	Not Used	0.36	0.37	Duff & Phelps
Levered Beta	0.77	1.05	0.79	1.06	
Levered Cost of Equity					
Risk-free Rate	2.5%	2.5%	2.5%	2.5%	Average Historical Yield on Treasury
Levered Beta	0.77	1.05	0.79	1.06	See Above
Market Risk Premium	5.5%	5.5%	5.5%	5.5%	Duff & Phelps Study
Size Premium	1.5%	5.0%	1.5%	5.0%	2021 CRSP Deciles Size Premia Study; Duff & Phelps Cost of Capital Study
Levered Cost of Equity	8.2%	13.3%	8.3%	13.3%	
Cost of Debt					
Cost of Long-term Debt	4.9%	6.2%	4.9%	6.2%	BB and B Bond Rate
Tax Rate	25.8%	25.8%	25.8%	25.8%	Blended Federal & State Corporate Income Tax Rate; Management Discussion
After-tax Cost of Debt	3.6%	4.6%	3.6%	4.6%	
Weighted Average Cost of Capital (WACC)					
Debt % of Capital	20%	30%	20%	30%	
Equity % of Capital	80%	70%	80%	70%	
Calculated WACC	7.29%	10.67%	7.35%	10.67%	
Calculated WACC Average		8.98%		9.01%	
Selected WACC				**9.00%**	

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DUFF & PHELPS A KROLL BUSINESS

 Valuation Analysis  Discounted Cash Flow Analysis  Discounted Cash Flow Analysis  ($ in thousands)   Management Projections Normalized  '21 - '36  '22 - '36  Terminal Growth Rate  3.00%  3.00%  3.00%  WACC Applied to Projected Future Sales  9.50%  9.00%  8.50%  Discount Rate Applied to Backlog  3.50%  3.50%  3.50%  Weighted Discount Rate (1)  9.40%  8.90%  8.40%  Concluded Enterprise Value Range (Rounded)  $644,800  $700,900  $767,500   Implied Enterprise Value Multiples   2021E Adj. EBITDA  $41,796  15.4x  16.8x  18.4x  2022P Adj. EBITDA  41,288  15.6x  17.0x  18.6x  2023P Adj. EBITDA  49,033  13.2x  14.3x  15.7x  2021E Total Revenue  321,671  2.00x  2.18x  2.39x  2021E Non-GAAP Adj. EBITDA  $114,629  5.6x  6.1x  6.7x  2022P Non-GAAP Adj. EBITDA  101,129  6.4x  6.9x  7.6x  2023P Non-GAAP Adj. EBITDA  109,836  5.9x  6.4x  7.0x  2021E Non-GAAP Total Revenue  396,711  1.63x  1.77x  1.93x  (1) Weighted discount rate based on an approach that discounts the performance attributable to backlog at a lower rate than expected future sales  2021E  2022P  2023P  2024P  2025P  2026P  2027P  2028P  2029P  2030P  …  2036P  Terminal  CAGR  Average  Total Revenue  $321,671  $324,183  $341,909  $359,273  $372,894  $387,087  $401,739  $416,904  $432,601  $448,851  …  $559,302  $559,302  3.8%  Growth  8.7%  0.8%  5.5%  5.1%  3.8%  3.8%  3.8%  3.8%  3.8%  3.8%  3.7%  Adjusted EBITDA  41,796  41,288  49,033  57,976  63,269  70,033  75,860  81,809  87,875  94,052  …  132,999  132,999  8.0%  EBITDA Margin  13.0%  12.7%  14.3%  16.1%  17.0%  18.1%  18.9%  19.6%  20.3%  21.0%  23.8%  23.8%  19.6%  Earnings Before Interest and Taxes  $22,887  $31,433  $41,074  $46,966  $54,238  $60,484  $65,614  $70,868  $76,236  …  $110,051  $121,599  Pro Forma Taxes @ 25.8%  (5,901)  (8,105)  (10,591)  (12,110)  (13,985)  (15,596)  (16,918)  (18,273)  (19,657)  …  (28,376)  (31,354)  Net Operating Profit After Tax  16,986  23,328  30,483  34,856  40,253  44,889  48,696  52,595  56,579  …  81,674  90,245  Tax Depreciation  9,997  8,842  7,774  6,785  5,871  5,026  5,399  5,743  6,062  …  7,722  5,700  Amortization of Cemetery Property  8,404  8,758  9,129  9,517  9,924  10,350  10,796  11,264  11,754  …  15,227  5,700  Capital Expenditures  (12,000)  (12,000)  (12,000)  (12,000)  (12,000)  (12,000)  (12,000)  (12,000)  (12,000)  …  (12,000)  (12,000)  (Increase) Decrease in Net Op. Assets and Liabilities  5,835  3,717  2,183  1,490  (12,667)  (13,726)  (14,766)  (15,779)  (16,755)  …  (21,368)  (21,368)  Free Cash Flow  $29,221  $32,646  $37,568  $40,648  $31,381  $34,538  $38,124  $41,823  $45,640  …  $71,255  $68,277  Enterprise Value Low Mid High   13  CONFIDENTIAL DRAFT

 Valuation Analysis  Valuation Summary  13  CONFIDENTIAL DRAFT  Current  Share Price (7)  $2.40  Valuation Summary  ($ in thousands)  Low  Mid  High  WACC Applied to Projected Future Sales  9.50%  9.00%  8.50%  Discount Rate Applied to Backlog  3.50%  3.50%  3.50%  Weighted Discount Rate (1)  9.40%  8.90%  8.40%  Enterprise Value  Discounted Cash Flow Analysis  $644,800  $700,900  $767,500  Present Value of Tax Attributes (2)  10,480  10,623  10,776  Present Value of Tax Amortization Benefit  10,628  10,785  10,947  Enterprise Value (Rounded)  $665,900  $722,300  $789,200  Plus: Cash and Equivalents (3)  87,891  87,891  87,891  Less: Debt (3) (4)  (405,775)  (405,775)  (405,775)  Aggregate Equity Value  $348,016  $404,416  $471,316  Less: Fair Value of Options, After-Tax (5)  (8,505)  (10,432)  (12,757)  Aggregate Common Equity Value  $339,510  $393,984  $458,559  Fully Diluted Shares Outstanding (000s) (6)  119,024  119,024  119,024  Resulting Per Share Price  $2.85  $3.31  $3.85  Implied Premium to Current Share Price  18.9%  37.9%  60.5%   Implied Enterprise Value Multiples   2021E Non-GAAP Adj. EBITDA  $114,629  5.8x  6.3x  6.9x  2022P Non-GAAP Adj. EBITDA  101,129  6.6x  7.1x  7.8x  2023P Non-GAAP Adj. EBITDA  109,836  6.1x  6.6x  7.2x  2021E Non-GAAP Total Revenue  396,711  1.68x  1.82x  1.99x   Implied Enterprise Value Multiples Excluding Tax Attributes and Tax Amortization Benefit   2021E Non-GAAP Adj. EBITDA  $114,629  5.6x  6.1x  6.7x  2022P Non-GAAP Adj. EBITDA  101,129  6.4x  6.9x  7.6x  2023P Non-GAAP Adj. EBITDA  109,836  5.9x  6.4x  7.0x  2021E Non-GAAP Total Revenue  396,711  1.63x  1.77x  1.93x  Weighted discount rate based on an approach that discounts the performance attributable to backlog at a lower rate than expected future sales  Present value of NOL tax shield  Estimated balance as of December 31, 2021  Includes accrued interest of $5.4 million  Reflects 6.1 million options outstanding. Fair value of options is based on a Black-Scholes option pricing model  Per StoneMor management. Reflects 118.3 million shares outstanding plus 533.3 thousand unvested RSUs plus 199.6 thousand director and select executive phantom units  As of January 7, 2022 per S&P Capital IQ

 Selected Public Companies / M&A Transactions  Reviewed  Appendix I.

 Selected Public Companies / M&A Transactions Reviewed  19  CONFIDENTIAL DRAFT  Overview  Duff & Phelps selected six (6) publicly traded companies that it deemed relevant to its analysis.  Duff & Phelps analyzed the historical and projected financial performance of each of the selected public companies. Duff & Phelps then reviewed the selected public companies’ trading multiples of enterprise value to Revenue and EBITDA.  Duff & Phelps also researched M&A transactions involving target companies with businesses that were deemed relevant to its analysis.  The Selected Public Companies analysis was not chosen as a primary methodology for StoneMor due to lack of comparability resulting from differences in business mix, as StoneMor operations are skewed much more heavily towards cemetery operations, which has revenue recognition implications, as discussed previously.  None of the selected public companies or the target companies in the M&A transactions analysis is, of course, identical to StoneMor and Duff & Phelps does not have access to non-public information regarding those companies. Accordingly, a complete financial analysis cannot be limited to a quantitative review of the selected public companies or the companies that were acquired in the M&A transactions analysis and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to StoneMor.

Selected Public Companies / M&A Transactions Reviewed

Selected Public Company Overview

StoneMor Inc. Comparable Public Companies

Name	Country	Description	Cemeteries	Funeral Homes	Other	Business Mix
StoneMor Inc.	**United States**	**Owns and operates cemeteries and funeral homes in the United States.**	**301**	**70**	**NA**	**Cemetery Operations segment accounted for approximately 86% of total revenue in Q4 2021**
Carriage Services, Inc.	United States	Provides funeral and cemetery services, and merchandise in the United States.	32	171	NA	Funeral Home Operations segment makes up approximately 70% of total revenue
Dignity plc	United Kingdom	Provides funeral services in the United Kingdom.	NA	789	46 Crematoria	Funeral Services makes up approximately 64% of total revenue with Pre-Arranged Funeral Plan sales making up less than 10% of total revenue
InvoCare Limited	Australia	Provides funeral, cemetery, crematoria, and related services in Australia, New Zealand, and Singapore.	17	278	NA	Funeral Services makes up approximately 73% of total revenue with Memorial Parks accounting for approximately 25% of total revenue
Park Lawn Corporation	Canada	Provides funeral, cremation, and cemetery services in Canada and the United States.	133	135	43 Crematoria	Company does not provide a breakdown of revenue by operating segment
Propel Funeral Partners Limited	Australia	Provides death care services in Australia and New Zealand.	9	136	32 Crematoria	Company does not provide a breakdown of revenue by operating segment
Service Corporation International	United States	Provides deathcare products and services in the United States and Canada.	485	1,453	NA	Funeral Revenue accounts for approximately 56% of total revenue with Cemetery Revenue making up the remaining balance

Source: S&P Capital IQ, Company filings, Company websites

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DUFF & PHELPS A KROLL BUSINESS

Selected Public Companies / M&A Transactions Reviewed

Selected Comparable Financial Performance

Selected Public Companies Analysis — **As of December 31, 2021**

COMPANY INFORMATION	REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN			
Company Name	2-YR CAGR	2021	2022	2023	2-YR CAGR	2021	2022	2023	3-YR AVG	2021	2022	2023
Carriage Services, Inc.	10.9%	13.1%	3.0%	3.6%	25.9%	20.0%	4.2%	3.2%	27.2%	32.5%	32.9%	32.7%
Dignity plc	0.5	-12.8	-1.7	1.8	-5.1	-15.6	-9.3	1.2	25.8	24.2	22.3	22.2
InvoCare Limited	-0.3	8.2	8.8	4.1	-7.2	20.9	21.8	6.6	25.0	24.0	26.8	27.5
Park Lawn Corporation	45.9	10.2	14.5	5.2	35.0	51.2	16.7	7.0	19.5	26.0	26.5	26.9
Propel Funeral Partners Limited	12.5	15.6	10.9	9.9	23.5	0.1	5.4	10.5	28.1	28.2	26.9	27.0
Service Corporation International	4.9	15.8	-11.8	5.9	12.4	28.0	-24.6	11.0	28.5	34.4	29.4	30.8
Mean	**12.4%**	**8.4%**	**3.9%**	**5.1%**	**14.1%**	**17.4%**	**2.4%**	**6.6%**	**25.7%**	**28.2%**	**27.5%**	**27.8%**
Median	**7.9%**	**11.7%**	**5.9%**	**4.7%**	**18.0%**	**20.4%**	**4.8%**	**6.8%**	**26.5%**	**27.1%**	**26.9%**	**27.2%**
StoneMor (1)	**4.7%**	**23.8%**	**-0.2%**	**4.8%**	**136.4%**	**86.4%**	**-11.8%**	**8.6%**	**16.5%**	**28.9%**	**25.5%**	**26.5%**

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

(1) Based on non-GAAP performance metrics

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

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DUFF & PHELPS A KROLL BUSINESS

 Selected Public Companies / M&A Transactions Reviewed  Selected Comparable Market Multiples  19  CONFIDENTIAL DRAFT

Selected Public Companies / M&A Transactions Reviewed

Selected M&A Transactions

Selected M&A Transactions Analysis

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
2021	Virginia / North Carolina (1)	4 cemeteries - currently under APA	StoneMor	$5.5	$2.3	$1.0	43.5%	2.39x	5.5x
2021	Florida (1)	1 Funeral Home - currently under LOI	StoneMor	$1.7	$0.6	$0.2	33.3%	2.83x	8.5x
2021	Tennessee / Georgia / Alabama / Mississippi (1)	15 cemeteries and 2 funeral homes - currently under LOI	StoneMor	$10.5	$5.0	$2.2	44.0%	2.10x	4.8x
2021	Mississippi (1)	2 funeral homes - currently under LOI	StoneMor	$3.2	$1.4	$0.7	50.0%	2.29x	4.6x
2021	West Virginia (1)	2 cemeteries and 2 funeral homes - currently under LOI	StoneMor	$10.9	$3.8	$1.9	50.0%	2.87x	5.7x
2020	California - Yeatman (StoneMor)(1)(2)	Owned by StoneMor	NA	$7.1	$9.5	$1.4	14.4%	0.75x	5.2x
2020	Oregon / Washington (StoneMor)(1)(2)	Owned by StoneMor	NA	$8.5	$7.7	$1.1	14.2%	1.10x	7.8x
2020	Kansas (StoneMor)(1)(2)	Owned by StoneMor	NA	$3.9	$3.6	$0.5	14.4%	1.09x	7.6x
2020	Illinois / Missouri (StoneMor)(1)(2)	Owned by StoneMor	NA	$5.5	$4.5	$0.9	20.4%	1.23x	6.0x
2019	Oakmont (StoneMor)(1)(2)	Owned by StoneMor	NA	$33.0	$8.2	$3.3	40.1%	4.02x	10.0x
2019	Evergreen (StoneMor)(1)(2)	Owned by StoneMor	NA	$0.9	$0.6	$0.1	23.6%	1.47x	6.2x
2019	Olivet (StoneMor)(1)(2)	Owned by StoneMor	NA	$25.0	$7.6	$2.4	32.3%	3.30x	10.2x
May-19	Horan & McConaty Funeral Home	Horan & McConaty Funeral Home provides burial, cremation, and funeral services to people in Colorado.	Park Lawn Corporation	$58.0	$18.0	NA	NA	3.23x	NA
Apr-18	The Signature Memorial Group LLC	The Signature Memorial Group LLC owns and operates cemeteries, funeral homes, and crematoria in Texas, Kansas, Missouri, New Mexico, and Mississippi.	Park Lawn Corporation	$123.0	$23.3	NA	NA	5.27x	NA
Jul-17	MEMORA Servicios Funerarios S.L. (3)	MEMORA SERVICIOS FUNERARIOS SLU provides funeral services for families in Spain and Portugal.	Ontario Teachers' Pension Plan Board	$458.6	$162.0	$30.4	18.8%	2.83x	15.1x
Jun-17	Saber Management, L.L.C.	Saber Management, L.L.C. acquires, owns, and operates cemeteries and funeral homes in Kentucky, Illinois, and Texas.	Park Lawn Corporation	$58.5	NA	$6.9	NA	NA	8.5x

	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
Mean	**$50.9**	**$17.2**	**$3.8**	**30.7%**	**2.45x**	**7.5x**
Median	**$9.5**	**$5.0**	**$1.2**	**32.3%**	**2.39x**	**6.9x**

(1) Transaction metrics provided by StoneMor management
(2) Metrics represent 2019 non-GAAP performance including Trusts
(3) Operating metrics represent FY 2016
Source: StoneMor management, S&P Capital IQ, Merger Market, and company filings

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 Selected Take-Private Transactions Reviewed  Appendix I.

Selected Take-Private Transactions Reviewed

Take Private Transactions of Public Companies with less than $1 Billion Market Capitalization

Transactions announced, closed, or effective

				Take Private Offering Price Premium To:			
Date Announced	Company Name	Implied Equity Value	Offering Price Per Share	Stock Price 1 Trading Day Prior to Announcement	Stock Price 5 Trading Days Prior to Announcement	Stock Price 10 Trading Days Prior to Announcement	Length of Go-Shop Period (Days)
11/15/2021	Casper Sleep Inc.	$308.62	$6.90	94.4%	74.2%	76.5%	NA
7/27/2020	Optiva Inc.	$244.80	$44.82	91.5%	100.6%	117.9%	NA
7/23/2021	The New Home Company Inc.	$171.11	$9.00	85.2%	85.6%	53.8%	NA
4/19/2021	Marlin Business Services Corp.	$299.06	$23.50	65.0%	72.0%	71.3%	NA
7/29/2020	IPL Plastics Inc.	$411.72	$7.48	49.1%	63.4%	76.9%	30
1/14/2021	Atlantic Power Corporation	$403.29	$3.03	43.6%	43.6%	45.0%	NA
6/7/2019	Barnes & Noble, Inc.	$490.43	$6.50	41.6%	50.8%	33.2%	NA
7/13/2020	Benefytt Technologies, Inc.	$420.60	$31.00	38.6%	56.8%	57.7%	NA
12/14/2020	People Corporation	$862.01	$11.90	36.2%	38.6%	39.2%	NA
8/9/2021	Select Interior Concepts, Inc.	$411.33	$14.50	31.7%	27.4%	41.6%	NA
11/15/2020	Foundation Building Materials, Inc.	$846.47	$19.25	27.0%	34.7%	21.1%	30
7/26/2019	Monotype Imaging Holdings Inc.	$824.41	$19.85	22.8%	18.6%	14.8%	30
3/1/2021	Boingo Wireless, Inc.	$653.31	$14.00	22.8%	10.0%	11.5%	25 (business days)
10/2/2020	Telenav, Inc.	$237.12	$4.80	20.9%	20.0%	19.1%	30
4/16/2019	Smart & Final Stores, Inc.	$514.33	$6.50	20.6%	22.2%	28.7%	NA
6/24/2019	Del Frisco's Restaurant Group, Inc.	$280.21	$8.00	18.9%	21.2%	22.9%	NA
7/12/2021	Verso Corporation	$610.59	$20.00	15.9%	15.3%	16.1%	NA
12/7/2020	SEACOR Holdings Inc.	$860.22	$41.50	14.4%	24.9%	17.4%	NA
	Highest Premium			94.4%	100.6%	117.9%	
	Mean Premium			41.1%	43.3%	42.5%	
	Median Premium			34.0%	36.6%	36.2%	
	Lowest Premium			14.4%	10.0%	11.5%	

Source: S&P Capital IQ, Bloomberg, company filings

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Selected Take-Private Transactions Reviewed  Date Announced  Company Name  Length of Go-Shop Period  (Days)  12/7/2021  Mimecast Limited  30  7/26/2021  Medallia, Inc.  40  7/9/2021  Stamps.com Inc.  40  6/1/2021  Cloudera, Inc.  30  5/6/2021  At Home Group Inc.  40  4/26/2021  Proofpoint, Inc.  45  4/8/2021  ORBCOMM Inc.  30  3/10/2021  Talend S.A.  30  3/3/2021  The Michaels Companies, Inc.  25  3/1/2021  Boingo Wireless, Inc.  25 (business days)  12/21/2020  RealPage, Inc.  45  10/2/2020  Telenav, Inc.  30  7/29/2020  IPL Plastics Inc.  30  2/6/2020  Forescout Technologies, Inc.  30  12/17/2019  LogMeIn, Inc.  45  12/4/2019  Instructure Holdings, Inc.  35  11/15/2020  Foundation Building Materials, Inc.  30  11/13/2019  Tiger Parent (AP) Corporation  28  11/4/2019  Pattern Energy Group Inc.  35  8/14/2019  Presidio, Inc.  40  8/7/2019  Cambrex Corporation  45  7/26/2019  Monotype Imaging Holdings Inc.  30  4/15/2019  Electronics for Imaging, Inc.  45  2/12/2019  ICE Mortgage Technology, Inc.  35  Mean Go-Shop Period (Days)  35  Median Go-Shop Period (Days)  35  Take Private Transactions of Public Companies with Go-Shop Provisions  Transactions announced, closed, or effective  Source: S&P Capital IQ, company filings  25  CONFIDENTIAL DRAFT